Exhibit 5(a)

[Modine Letterhead]

December 18, 2002

Modine Manufacturing Company
1500 DeKoven Avenue
Racine, WI 53403

Re:     Registration Statement on Form S-8 Relating to the
         Modine Manufacturing Company Board of Directors
         Deferred Compensation Plan

Ladies and Gentlemen:

     I am providing this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Modine Manufacturing Company (the "Company") relating to The shares of Common Stock being registered by the Registration Statement are collectively referred to herein as the "Shares." Shares of Common Stock for the Plan may be purchased by the trustee in market transactions or may be authorized but unissued or treasury shares acquired directly from the Company.

     I have examined: (i) the Registration Statement; (ii) the Company's Restated Articles of Incorporation and Restated Bylaws, as amended to date; (iii) the Plan; (iv) the corporate proceedings relating to the Plan and the authorization for the issuance and/or sale of the Shares thereunder; and (v) such other documents and records and such matters of law as I have deemed necessary in order to render this opinion.

     On the basis of the foregoing, I advise you that, in my opinion:

     (1)    The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

     (2)    The Shares to be sold from time to time pursuant to the Plan which are original issuance or treasury shares will, when issued as and for the consideration contemplated by the Plan, be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

     I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am an "expert" within the meaning of Section 11 of the Act, or that I come within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Dean R. Zakos
Dean R Zakos
Vice President, General Counsel and Secretary